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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of First Community Financial Partners, Inc. on Form S-4/A of our report on the consolidated financial statements of First Community Financial Partners, Inc. and Subsidiaries dated December 20, 2012 and the financial statements of First Community Bank of Homer Glen & Lockport dated March 14, 2012, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey LLP

Schaumburg, Illinois
January 25, 2013